LOAN AND TRUST AGREEMENT

Among

MASSACHUSETTS INDUSTRIAL FINANCE AGENCY

And

NANTUCKET ELECTRIC COMPANY

And

THE FIRST NATIONAL BANK OF BOSTON, as Trustee

Dated as of February 1, 1991

______________________________________________________________________________
$3,500,000 Massachusetts Industrial Finance Agency Electric Utility Revenue Bonds
(Nantucket Electric Company - 1991 Issue)
______________________________________________________________________________

ARTICLE I: INTRODUCTION AND DEFINITIONS

Section 101. Description of the Agreement and the Parties. This Loan and Trust Agreement dated as of February l, 1991 is among the Massachusetts Industrial Finance Agency (the "Agency"), a body corporate and politic and a public instrumentality of the Commonwealth of Massachusetts created by Massachusetts General Laws, Chapter 23A; Nantucket Electric Company (the "Borrower"), a public utility corporation organized under the laws of Massachusetts; and The First National Bank of Boston (with any successor Trustee hereunder, the "Trustee"), a national banking association, as Trustee. This Agreement is a financing document combined with a trust agreement under the Act and provides for the following transactions:
(a) the Agency's issue of the Bonds;
(b) the Agency's loan of the proceeds of the Bonds to the Borrower for the purpose of financing the Project and certain costs of issuing the Bonds;
(c) the Borrower's repayment of the loan of Bond proceeds from the Agency through payment to the Trustee of all amounts necessary to pay the Bonds issued by the Agency; and
(d) the Agency's assignment to the Trustee, in trust for the benefit and security of the Bondowners, of the Agency's rights under this Agreement and the revenues to be received from the Borrower, except as otherwise provided herein.
In consideration of the respective representations and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, the Agency and the Trustee agree as set forth herein for their own benefit and for the benefit of the Bondowners, provided that any financial obligation of the Agency created by or arising out of this Agreement shall not be a general obligation of the Agency nor a debt or pledge of the faith and credit of the Agency or The Commonwealth of Massachusetts, but shall be payable solely from the revenues and funds pledged under this Agreement.

Section 102. Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings in this Agreement, unless the context otherwise requires:

(a) "Act" means Massachusetts General Laws. Chapter 23A and Chapter 40D, as amended, as supplemented by Chapter 585, Section 2 of the Acts of 1987.

(b) "Bond Counsel" means a firm of nationally recognized attorneys-at-law experienced in legal work relating to the financing of facilities for non-exempt persons through the issuance of tax-exempt revenue bonds.

(c) "Bonds" means the $3,500,000 Massachusetts Industrial Finance Agency Electric utility Revenue Bonds (Nantucket Electric Company - 1991 Issue) dated March 1, 1991, and any bond or bonds duly issued in exchange or replacement therefor.

(d) "Bondowners" means the registered owners of the Bonds from time to time as shown in the bond register kept by the Trustee.

(e) "Bond Year" means each one year period (or shorter period from the date of issue of the Bonds) ending on December 31.

(f) "Borrower Representative" means Robert Hawkins or an alternate or successor appointed by the Borrower with notice to the Trustee.

(g) "Business Day" means any day except a Saturday, Sunday or a day on which banks in Massachusetts are permitted or required to be closed.

(h) "Commonwealth" means The Commonwealth of Massachusetts.

(i) "Event of Default" has the meaning stated in Section 701, and "default" means any Event of Default hereunder without regard to any lapse of time or notice.

(j) "Federal Tax Statement" means the Statement as to Tax-Exempt Status of Bonds executed by the Borrower in connection with the original issuance of the Bonds.

(k) "IRC" means the Internal Revenue Code of 1986, as amended.

(l) "Outstanding", when used to modify Bonds, refers to Bonds issued under this Agreement, excluding: (i) Bonds which have been exchanged or replaced, or delivered to the Trustee for credit against a principal payment; (ii) Bonds which have been paid in full; (iii) Bonds which have become due and for the payment of which moneys have been duly provided; and (iv) Bonds for which there have been irrevocably set aside sufficient funds, or obligations issued or guaranteed by the United States bearing interest at such rates and with such maturities as will provide sufficient funds, to pay the principal of, premium, if any, and interest on such Bonds; provided, however, that if any such Bonds are to he redeemed prior to maturity, the Borrower shall have taken all action necessary to redeem such Bonds and notice of such redemption shall have been duly mailed in accordance with this Agreement or irrevocable instructions so to mail shall have been given to the Trustee.

(m) "Permitted Encumbrances" means (i) liens securing the payment of taxes, assessments and other governmental charges, provided that, in each case, the obligation to which such lien relates either is not yet due or the validity thereof is being contested in good faith;. (ii) liens, pledges or deposits under workmen's compensation, unemployment insurance, social security other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity; (iii) performance or other similar bonds for the performance of bids, tenders, contracts (other than the repayment of borrowed money), leases or to secure statutory obligations, surety or appeal bonds, or to indemnify; (iv) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of the Borrower's real property, together with minor encumbrances on the title of the Borrower's real property generally, provided that such encumbrances do not material Ly interfere with the operations of the Borrower; (v) leases and subleases of real or personal property of the Borrower to others which do not materially interfere with the operations of the Borrower, restrictions on the assignability of the lessee's interest in any lease where the Borrower is a lessee and provisions subordinating the interest of the Borrower as a lessee to an underlying lease or to a security interest in the leased property; (vi) mechanics', workmen's, materialmen's, carriers’, artisans', bailees', warehousemen's, landlords' and other like liens arising in the ordinary course of business of the Borrower; (vii) the rights of collecting banks having a right of setoff, revocation, refund or charge-back with respect to money or . instruments of the Borrower on deposit with or in the possession' of such banks; (viii) attachments remaining undischarged for no longer than ninety (90) days after Borrower becomes aware thereof, or in connection with litigation which is being defended by Borrower in good faith and by appropriate proceedings; (ix) liens in respect of judgments or awards relative to claims which have been in force for less than the applicable appeal period, provided that execution is not levied thereunder, with respect to which Borrower intends to commence an appeal or similar proceeding for review; (x) purchase money security interests granted by the Borrower in the ordinary course of business in accordance with customary trade teems, or purchase money security interests 1n or purchase money mortgages on real or personal property to secure purchase money indebtedness in an amount less than $5,000,000 incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and the proceeds thereof and reasonable attachments and accessions thereto; (xi), security interests in or pledges of fuel supplies incurred in connection with the acquisition of such fuel supplies; (xii) other liens or encumbrances incidental to the conduct of and in the ordinary course of the Borrower's business or the ownership of its properties and assets which are not incurred in connection with the borrowing of money and which do not interfere with the operations of the Borrower; (xiii) liens and encumbrances on the properties set forth in Exhibit A, hereto; (xiv) security interests, pledges, mortgages, liens or encumbrances incurred in connection with refinancing the indebtedness to The First National Bank of Boston arid referred to in Exhibit A, which security interests, pledges, mortgages, liens or encumbrances secure indebtedness in an amount not exceeding $4,000,000; (xv) security interests, pledges, mortgages, liens, or encumbrances incurred in connection with working capital financing, which security interests, pledges, mortgages, liens or encumbrances secure indebtedness in an amount not exceeding $2,000,000; (xvi) liens in connection with capitalized lease obligations; and (xvii) security interests, pledges, mortgages, liens or encumbrances provided that either (A) the indebtedness secured thereby would not cause the Borrower's ratio of equity to long term capitalization to exceed 25%, or (B) the indebtedness secured thereby is incurred in connection with a capital project that has received the pre-approval of the Massachusetts Department of Public utilities and the rate adjustment necessary to fund the financing of such capital project.

(n) "Project" means modernization, rehabilitation and replacement of the Borrower's -existing electric distribution and load management systems, including conversion of four circuits from 8,320 volts to 13,200 volts capacity, the addition of two further circuits, addition of a new sixth feeder from the plant to the circuits and replacement of the switch-gear to six of the Borrower's seven base load generators.

(o) "Project Costs" means the costs of issuing the Bonds and the costs of carrying out the Project which may be paid from Bond proceeds under the Act, including interest during construction but excluding the creation of reserves. Project Costs also shall be limited to costs which are permitted to be paid or reimbursed from Bond proceeds under the Federal Tax statement.

(p) "UCC" means the Massachusetts Uniform Commercial Code, as amended.

Section 103. Number and Gender, Connectives and Disjunctives. Wherever appropriate (1) the singular and plural forms of words and (2) words of different gender shall, within those respective classifications, be deemed interchangeable.

ARTICLE II: THE ASSIGNMENT AND PLEDGE

Section 201. Assignment and Pledge of the Agency. The Agency assigns and pledges to the Trustee in trust for the. benefit of the Bondowners in accordance with the terms of this Agreement (i) the rights, title and interest of the Agency under this Agreement, and (ii) all revenues to be received from the Borrower and all funds and investments held from time to time in the Bond Fund established under Section 302; but not including funds received by the Agency for its own use, whether as administrative fees, reimbursement or indemnification, and the rights thereto. The Borrower joins in the pledge of such funds and investments to the extent of its interest therein.

Section 202. Negative Pledge. The Borrower shall not encumber or permit or suffer encumbrance of its title to any or all of its property, real or personal, to secure any other indebtedness or other obligation of the Borrower except for Permitted Encumbrances and except as otherwise permitted by this Agreement without equally and ratably securing Bonds with any such indebtedness or obligation; provided that so long as the requirements of this sentence are complied with there shall be no limitation on the amount of indebtedness so secured and no requirement of consent thereto by the Agency or the Trustee.

Section 203. Recording; Further Assurance. The Borrower will cause this Agreement and all amendments hereto and instruments of further assurance, including all required financing statements and continuation statements, to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, and will execute and file such financing statements and cause to be issued and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve and protect the rights of the Trustee and the Bondowners hereunder. The Borrower, the Agency and the Trustee will from time to time execute, deliver and record and file such instruments as the Trustee or the Bondowners may reasonably require to confirm, perfect or maintain the security created hereby and the transfer, assignment and grant of the rights hereunder.

Section 204. Defeasance. When the Bonds have been paid or redeemed in full or after there are in the Bond Fund sufficient funds, or noncallable obligations issued or guaranteed by the United States in such principal amounts, bearing interest at such rates and with such maturities as will provide sufficient funds, to pay the principal of, premium, if any, and interest on the Bonds; when all the rights hereunder of the Agency, the Trustee and the Bondowners have been adequately provided for; and when the rebate, if any, due to the United States under IRC 5148 has been paid in full, the Bondowners and the Agency shall cease to be entitled to any benefit or security under this Agreement except the right to receive payment of any moneys deposited and held for payment and other rights which by their nature cannot be satisfied prior to or simultaneously with termination of the lien hereof including rights under Subsection 306(a); the security interests created by this Agreement shall terminate; and the Trustee, upon the request of the Borrower, will execute and deliver such instruments as may be necessary to discharge the lien and security interests created hereunder; provided, however, that if any such Bonds are to be redeemed prior to the maturity thereof, the Borrower shall have taken all action necessary to redeem such Bonds and notice of such redemption shall have been duly mailed-in accordance with this Agreement or irrevocable instructions so to mail shall have been given to the Trustee. Upon such defeasance, the funds and investments required to pay or redeem the Bonds in full shall be irrevocably set aside for that purpose and moneys held for defeasance shall be invested only as provided above in this section. Any moneys or property held by the Trustee and not required for payment or redemption of the Bonds in full shall, after satisfaction of all the rights of the Agency and the Trustee, be distributed to the Borrower upon such indemnification, if any, to which the Agency or the Trustee may be entitled hereunder. If Bonds are not presented for final payment when due and moneys are available in the- hands of the Trustee therefor, the Trustee will continue to hold the moneys held for that purpose subject to Subsection 302(c), and interest shall cease to accrue on the principal amount represented thereby.

Section 205. Indemnification by the Borrower. The Borrower, regardless of any agreement to maintain insurance, will indemnify and hold harmless the Agency and the Trustee and their respective directors, officers, employees and agents against (a) any and all claims by any person related to the participation of the Agency or the Trustee in the transactions contemplated by this Agreement, including without limitation claims arising out of any condition of the Project or the construction, use, occupancy or management thereof; any accident, injury or damage whatsoever to any person occurring in or about the Project site; any breach by the Borrower of its obligations under this Agreement; any act or omission of the Borrower or any of its agents, contractors, servants, employees or licensees; the acceptance and administration of the trust by the Trustee; or the offering, issuance, sale or any resale of the Bonds to the extent permitted by law but not for claims resulting from willful misconduct on the part of the Agency or the Trustee, and (b) any and all costs, counsel fees, expenses or liabilities reasonably incurred in connection with any such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against the Agency or the Trustee by reason of any such claim, the Borrower will defend the same at its expense upon notice from the affected person, and, subject to the foregoing, such person cooperates with the Borrower, at the expense of the Borrower, in connection therewith.

ARTICLE III: THE BORROWING

Section 301. The Bonds.

(a) Issue, Authorization and Form of Bonds. Upon execution and delivery of this Agreement, the Agency will issue, and upon direction of the Agency, the Trustee will authenticate and deliver, the Bonds in substantially the following form:

$_______ No. ________

United States of America
The Commonwealth of Massachusetts
MASSACHUSETTS INDUSTRIAL FINANCE AGENCY
ELECTRIC UTILITY REVENUE BOND
(Nantucket Electric Company - 1991 Issue)

REGISTERED OWNER:

PRINCIPAL AMOUNT: _______________ DOLLARS

INTEREST RATE: 8.5%

MATURITY DATE: March 1, 2016

DATE OF THIS BOND: March 1, 1991 (Date as of which bonds of this issue were initially issued)

INTEREST PAYMENT DATES: March 1 and September 1 (but not before September 1,
                                                           1991)
The Massachusetts Industrial Finance Agency (the "Agency"), for value received, promises to pay to the Registered Owner or registered assigns, but only from the special funds hereinafter described, upon presentation and surrender hereof, in lawful money of the United states of America, the Principal Amount on the Maturity Date, with interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from the most recent Interest payment Date to which interest has been paid, or duly provided for or, if no interest has been paid from the Date of Original Delivery of this Bond, at the Interest Rate, payable semiannually on the Interest Payment Dates, until the date on which this bond becomes due, whether at maturity, upon redemption by acceleration or otherwise. From and after that date, any unpaid principal will bear, interest at the Interest Rate until paid or duly provided for. The principal or redemption price, if any, of this bond is payable at the corporate trust office of the Trustee (which shall mean The First National Bank of Boston, Boston, Massachusetts, or its successors as Trustee under the loan and Trust Agreement referred to below). Interest is payable by check or draft mailed by the Trustee to the Registered Owner, determined as of the close of business on the applicable record date, at its address as shown on the registration books maintained by the Trustee. Notwithstanding the foregoing any Registered Owner of $500,000 or more principal amount of Bonds may, by prior written instructions filed with the Trustee (which instructions shall remain in effect until revoked by subsequent written instructions), instruct that all payments prior to final maturity be made by wire transfer or other means acceptable to the Trustee.

The record date for payment of interest is the fifteenth day of the month preceding the date on which the interest is to be paid, provided that, with respect to overdue interest or interest payable on redemption of this bond other than on an Interest Payment Date or interest on any overdue amount, the Trustee may establish a special record date. The special record date shall be not more than twenty (20) days before the date set for payment. The Trustee will mail notice of a special record date to the Bondowners at least ten (10) days before the special record date. A certificate of the Trustee shall conclusively establish the mailing of such notice for all purposes.

THIS BOND IS NOT A GENERAL OBLIGATION OF THE MASSACHUSETTS INDUSTRIAL FINANCE AGENCY NOR A DEBT OR A PLEDGE OF THE FAITH AND CREDIT OF THE COMMONWEALTH OF MASSACHUSETTS; THE PRINCIPAL OF, PREMIUM, IF ANY, AND INTEREST ON THIS BOND IS PAYABLE SOLELY FROM THE REVENUES AND FUNDS PLEDGED UNDER THE LOAN AND TRUST AGREEMENT REFERRED TO BELOW.

This bond is one of an issue of bonds (the "Bonds") representing a borrowing of $3,500,000 under Massachusetts General Laws Chapters 23A and 40A, Chapter 585 of the Acts of 1987 and pursuant to a Loan and Trust Agreement (the "Agreement") dated as of the date of this bond among Nantucket Electric Company (the "Borrower"), the Agency and the Trustee. Pursuant to the Agreement, the Borrower has agreed to repay such borrowing in the amounts and at the times necessary to enable the Agency to pay, the principal, premium, if any, and interest on this bond and the Agency has pledged such funds to the Trustee for the benefits of the Bondowners. Reference is hereby made to the Agreement for the provisions thereof with respect to the rights, limitations of rights, duties, obligations and immunities of the Borrower, the Agency, the Trustee and the Registered Owner hereof, including the order of payments in the event of insufficient funds, the disposition of unclaimed moneys held by the Trustee and restrictions on the rights of the Registered Owner to bring suit. The Agreement may be amended to the extent and in the manner provided therein.

Upon the occurrence of an Event of Default as defined in the Agreement, the then outstanding principal amount of this bond together with accrued interest thereon may be declared due and payable in the manner and with the effect provided in the Agreement.

The Bonds are subject to redemption as a whole at any time if a determination of taxability (as provided in the Agreement) occurs at a redemption price equal to 100% of their principal amounts plus accrued interest to the redemption date.

The Bonds are not subject to optional redemption (except from scheduled sinking fund installments or following the occurrence of an event described in Subsection 306(c) of the Agreement) prior to March 1, 2001. Thereafter the Bonds are subject to redemption at the option of the Borrower as a whole at any time or in part on any Interest Payment Date at the following prices expressed as percentages of their principal amount, plus accrued interest to the redemption date:

Period during which Redeemed	Redemption Price
March 1, 2001 through February 28, 2002, inclusive	103%
March 1, 2002 through February 28, 2003, inclusive	102
March 1, 2003 through February 29, 2004, inclusive	101
March 1, 2004 and thereafter	100

The Bonds are also subject to redemption from sinking fund installments on March 1, 1997 and each March 1 thereafter at their principal amounts, without premium, plus accrued interest to the redemption date as follows:

Year	Principal Amount	Year	Principal Amount
1997	$65,000	2007	$160,000
1998	70,000	2008	175,000
1999	80,000	2009	195,000
2000	85,000	20]0	210,000
2001	95,000	2011	230,000
2002	100,000	2012	250,000
2003	110,000	2013	275,000
2004	120,000	2014	305,000
2005	135,000	2015	330,000
2006	145,000	2016	365,000

The Bonds are subject to redemption at any time at their principal amounts, without premium, plus accrued interest to the redemption date as a whole in the event the Project financed by the Bonds suffers substantial loss, is taken by eminent domain or becomes uneconomic, as provided in the Agreement.

If less than all of the Bonds outstanding are to be called for redemption, the Bonds to be redeemed will be selected by the Trustee by lot or in any customary manner as determined by the Trustee and shall be credited against scheduled sinking fund installments as directed by the Borrower.

In the event this bond is called for redemption, notice will be given by first-class mail, postage prepaid, not more than forty-five (45) nor less than thirty (30) days (five (5) days in the case of redemption as a result of a Determination of Taxability (as defined in the Agreement)) prior to the redemption date to the Registered Owner at its address as shown on the registration books. Failure to mail notice to the owner of any other bond or any defect in the notice to such an owner shall not affect the redemption of this bond.

If this bond is of a denomination in excess of five thousand dollars ($5,000), portions of the principal amount in the amount of five thousand dollars ($5,000) or any multiple thereof may be redeemed. If less than all of the principal amount is to be redeemed, upon surrender of this bond to the Trustee, there will be issued to the Registered Owner at its option, without charge, a new bond or bonds for the unredeemed principal amount.

Notice of redemption having been duly given, this bond, or the portion called for redemption, will become due and payable on the redemption date at the applicable redemption price and, moneys for the redemption having been deposited with the Trustee, from and after the date fixed for redemption interest on this bond (or such portion) will no longer accrue.

This bond is transferable by the Registered Owner in authorized denominations as provided below only, in person or by its attorney duly authorized in writing, at the corporate trust office of the Trustee, upon surrender of this bond to the Trustee for cancellation. Upon the transfer, a new bond or bonds of the same aggregate principal amount will be issued to the transferee at the same office. No transfer will be effective unless represented by such surrender and reissue. This bond may also be exchanged at the corporate trust office of the Trustee for a new bond or bonds of the same aggregate principal amount without transfer to a new Registered Owner. Exchanges and transfers will be without expense to the owner except for applicable taxes or other governmental charges, if any. The Trustee will not be required to make an exchange or transfer of this bond during the forty-five (45) days preceding any date fixed for redemption if this bond (or any part thereof) is eligible to be selected or has been selected for redemption.

The Bonds are issuable and transferable only in fully registered form in the minimum denomination of one hundred thousand dollars ($100,000) and integral multiples of five thousand dollars ($5,000) in excess of one hundred thousand dollars ($100,000). Any Bond in a denomination of less than one hundred thousand dollars ($100,000) resulting from a partial redemption may be transferred or exchanged only in whole.

The Agency and the Trustee may treat the Registered Owner as the absolute owner of this bond for all purposes, notwithstanding any notice to the contrary.

No director, officer, employee or agent of the Agency nor any person executing this bond shall be personally liable, either jointly or severally, hereon or be subject to any personal liability or accountability by reason of the issuance hereof.

This bond shall not be valid until the certificate of authentication hereon shall have been signed by the Trustee.
IN WITNESS WHEREOF, the Massachusetts Industrial Finance Agency has caused this bond to be duly executed as an instrument under seal.

                                                                        MASSACHUSETTS INDUSTRIAL
                                                                                          FINANCE AGENCY

(Seal)

                                                                        By:_______________________________
                                                                                    Executive Director
                                                                                    General Counsel

Certificate of Trustee

This bond is one of the Bonds described in the aforementioned Loan and Trust Agreement.

                                                                          THE FIRST NATIONAL BANK OF BOSTON,
                                                                                                  as Trustee

                                                                           By: ____________________________
                                                                                           Authorized Officer

Date of Registration:

Assignment

For value received _____________________ sells, assigns and transfers this bond to

__________________________
Name and Address of Assignee

__________________________

__________________________
Social Security or other Identifying
Number of Assignee

and irrevocably appoints
attorney-in-fact to transfer it on the books kept for
registration of the bond, with full power of substitution.

_______________________________________
NOTE: The signature to this assignment must correspond with the name as written on the face of the bond without alteration or enlargement or other change.

Date:

Signature Guaranteed:

_________________________
Bank, Trust Company or Firm

By: ______________________
Authorized Signature

(b) Details of the Bonds. The Bonds shall be issued in fully registered form and shall be numbered from 1 upwards in the order of their issuance, or in any other manner determined by the Trustee. The Bonds shall be in the minimum denomination of one hundred thousand dollars ($100,000) and integral multiples of five thousand dollars ($5,000) in excess of $100,000; provided that the Bonds may be in denominations of less than $100,000 as a result of any redemption in accordance with this Agreement. The Bonds shall be dated March 1, 1991. The interest on the Bonds until they come due shall be payable on March 1 and September 1 of each year, beginning on September 1, 1991.

In case any officer of the Agency whose signature or a facsimile of whose signature shall appear on any Bonds shall cease to be such officer before the delivery thereof, such signature or facsimile shall nevertheless be valid and sufficient for all purposes as if he or she had remained in office until after such delivery. Additional details of the Bonds shall be as stated in the Bond form in Subsection 301(a).

(c) Application of Bond Proceeds. The proceeds of the Bonds, exclusive of accrued interest, if any, shall be applied the date of issue of the Bonds to reimburse the Borrower for payments of Project Costs, or to retire debt issued to pay Project Costs, in each case for Project Costs incurred and paid prior to the date of issue of the Bonds as certified by the Borrower and approved by Bond Counsel and (but not in excess of the lesser of $70,000 or 2% of the proceeds of the issue as provided in the IRC) to pay the costs of issuing the Bonds including the fees and expenses of Bond Counsel and the Agency and any recording or similar fees, and the fees and expenses of the Trustee in connection with the issue of the Bonds.

(d) Sinking Fund Installments. The Bonds (to be selected by the Trustee by lot or in any customary manner of selection as determined by the Trustee) shall be redeemed at their principal amounts without premium from sinking fund 'installments as provided in the Bond form in Subsection 301(a).

(e) Exchange and Replacement Bonds. The Bonds may be exchanged as provided in the Bond form in Subsection 301(a), and exchange Bonds shall be issued in fully registered form substantially as set forth therein with appropriate modifications as reasonably determined by the Trustee. Replacement Bonds shall be issued pursuant to applicable law as a result of the destruction, loss, wrongful taking or mutilation of the Bonds. The costs of a replacement shall be paid or reimbursed by the registered owner of the replacement Bond, who shall indemnify the Agency, the Trustee and the Borrower in such manner as they may require against all liability and expense in connection therewith.

Section 302. Bond Fund.

(a) Establishment and Purpose. A Bond Fund is hereby established with the Trustee for the account of the Borrower, and moneys shall be deposited therein as provided in this Agreement. The moneys in the Bond Fund and any investments held as part of such Fund shall be held in trust and, except as otherwise provided, shall be applied by the Trustee solely to the payment of the principal of, premium, if any, and interest on the Bonds and to the charges and disbursements of the Trustee and the Agency in accordance with this Agreement. When moneys in the Bond Fund are to be applied to the payment of the Bonds, such moneys shall be transferred by the Trustee to itself for the account of the Agency and shall then be so applied.

(b) Excess in Bond Fund. If at any time the amount in the Bond Fund exceeds the amount necessary to pay or prepay the Bonds in full, and all amounts owing or to be owing to the Trustee, the Agency, the Bondowners and their respective directors, officers, employees and agents under this Agreement have been paid or provided for under this Agreement to the satisfaction of the Trustee and the Agency, as the case .may be, the excess shall be paid to the Borrower.

(c) Unclaimed Moneys. Except as may otherwise be required by applicable law, in case any moneys deposited with the Trustee for the payment, of the principal of, or interest or premium, if any, on, any Bond remain unclaimed for three years after such principal. interest or premium has become due and payable, the Trustee may and upon receipt of a request of the Borrower will pay over to the Borrower the amount so deposited and thereupon the Trustee and the Agency shall be released from any further liability with respect to the payment of principal, interest or premium and the owner of such Bond shall be entitled (subject to any applicable statute of limitations) to look only to the Borrower as an unsecured creditor for the payment thereof.

Section 303. Application of Moneys. If available moneys are sufficient on any day to pay all principal and interest on the Bonds then due or overdue, they shall, after payment of all others amounts owing to the Trustee and the Agency under this Agreement, be applied first to the payment of interest, including interest on overdue principal, in the order in which the same became due and second to the payment of principal without regard to the order in which the same became due, in each case pro rata among Bondowners. Whenever moneys are to be applied by the Trustee pursuant to this section, such moneys shall be applied by the Trustee at such times, and from time to time, as the Trustee in its discretion shall determine, having due regard to the amount of such moneys available for application and the like need of additional moneys becoming available for such application in the future. Whenever the Trustee shall exercise such discretion it shall fix the date (which shall be the first day of a month unless the Trustee shall deem another date more suitable upon which such application is to be made, and upon such date interest on the amounts of principal paid on such date shall cease to accrue. The Trustee shall give notice as provided in Section 1003 at least five (5) days prior to such date. When interest or a portion of the principal is to be paid on an overdue Bond, the Trustee may require presentation of the Bond for endorsement of the payment.

Section 304. Payments by the Borrower.

(a) Debt Service. The Borrower will pay to the Trustee for deposit in the Bond Fund at least one business day before each date on which any payment of principal of, premium, if any, and interest on the Bonds shall become due, whether at maturity, upon acceleration or otherwise, an amount in funds available on such Bond payment date equal to the payment then coming due less the amount, if any, then in the Bond Fund and available to pay the same. At any time when any principal of the Bonds is overdue, the Borrower shall also have a continuing obligation to pay to the Trustee for deposit in the Bond Fund an amount equal to interest on the overdue principal, but the payments required under this section shall not otherwise bear interest. The Borrower may make payments to the Bond Fund earlier than required by this Section, but such payments shall not affect the accrual of interest except to the extent that Bonds are prepaid. If at any time there are insufficient funds to pay or prepay principal of, premium, if any, and interest on, the Bonds when due, the Borrower shall supply the deficiency.

(b) Additional Payments. In addition to the payments required under Subsection 304(a), the Borrower will pay to the Trustee, the Agency and the Bondowners when due all amounts owing to them respectively under this Agreement, including, without limitation in the case of the Agency all amounts which the Agency is entitled to receive hereunder as reimbursement or indemnity.

Section 305. Unconditional Obligation. The obligations of the Borrower hereunder, including the obligation of the Borrower

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made on the 90th day after the date on which the opinion described in clause (i) is delivered or the determination described in clause (ii) becomes final or on such earlier date as the Borrower may designate by notice given to the Trustee at least 45 days prior to such designated date. If such redemption shall occur in accordance with the terms of this Agreement, then such failure by the Borrower to observe such covenant or agreement, or the inaccuracy of any such representations will not, in and or itself, constitute an Event of Default hereunder.

If the Trustee receives written notice from any Bondowner stating that (i) such Bondowner has been notified in writing by the Internal Revenue Service that it proposes to include the interest on the Bonds in the gross income of such owner for federal income tax purposes, or any other proceeding has been instituted against such owner which may lead to alike determination, and (ii) such owner will afford the Borrower the opportunity to contest the same, either directly or in the name of such owner, until the conclusion of any appellate review, then the Trustee shall promptly give notice thereof to the Borrower, the Agency, and each Bondowner whose Bonds may be affected. The Trustee shall thereafter keep itself reasonably informed of the progress of any administrative proceedings or litigation relating to such notice of determination, provided, however, that the Trustee shall not be deemed to have knowledge of a final determination for purposes of clause (ii) of the preceding paragraph until it is so notified In writing by the Borrower.

(b) Optional Redemption. The Bonds are subject to redemption at the option of the Borrower as a whole or in part as provided in the form of Bond.

(c) Special Redemption. The Bonds are subject to special redemption at the option of the Borrower as a whole at any time at their principal amounts plus accrued interest to the redemption date on the next redemption date permitted by subsection (d) following the occurrence of any of the following events:

(i) the Project shall have been damaged or destroyed to such extent that, in the Borrowers judgment, (A) it cannot be reasonably restored within a period of twelve months to substantially the same condition existing immediately preceding such damage or destruction, (B) the normal operations of the Project will thereby be prevented for a period of twelve months or more, or (C) the cost of restoration thereof would exceed by $100,000 the net proceeds of insurance carried thereon, plus amounts deductible under such insurance;

(ii) title to, or the temporary use of, all or substantially all of the Project, or a part thereof, shall have been taken under the exercise of the power of eminent domain by any governmental body or by any person, acting under governmental authority (or a bona fide sale in lieu of such taking shall have occurred) to such an extent that, in the Borrower's judgment, the normal operation by the Borrower of the Project will thereby be prevented for a period of twelve months or more; or

(iii) any Federal. state or local body exercising governmental or judicial authority shall have taken any action which results in unreasonable burdens or excessive liabilities, including without limitation taxes not presently levied, with respect to the Project or the ownership or operation thereof, which in the Borrower's judgment render the Project impractical or uneconomic;

if, in each case, as a result the Project is rendered unusable by the Borrower or is abandoned by the Borrower.

(d) Notice of Redemption. To cause Bonds to be redeemed, the Borrower shall furnish to the Trustee and the Agency a direction specifying the principal amount of Bonds to be redeemed and an appropriate redemption date, and if such direction is in connection with special redemption upon the occurrence of an extraordinary event described in subsection (c), accompanied by (x) a certificate executed by an officer of the Borrower specifying such event and stating that the conditions set forth in the applicable paragraph of subsection (c) have been met, and (y) evidence satisfactory to the Trustee of the occurrence of such event. When Bonds are to be redeemed, the Trustee shall give notice as provided in the form of Bond in the name of the Agency, which notice shall identify the Bonds to be redeemed, state the date fixed for redemption and the place or places of payment of the redemption price. The notice shall further state that on such date there shall become due and payable upon each Bond to be redeemed the redemption price thereof, together with interest accrued to the redemption date, and that when moneys available therefor have been deposited with the Trustee, from and after such date, interest thereon shall cease to accrue.

Section 307. Investment of Moneys in Funds.

(a) Investment. Pending their use under this Agreement, moneys in the Bond Fund shall be invested by the Trustee at the written direction of the Borrower in the Permitted Investments described in subsection (b), with maturities or subject to redemption or put at the option of the Trustee at or before the time when such moneys are required to be-available. Moneys in the Rebate Fund shall be invested by the Trustee in permitted investments described in clauses (i), (ii) and (iv) of subsection (b) pending use for the purpose of that Fund. Any investments of moneys in any Fund shall be held by the Trustee as a part of such Fund. Any interest realized thereon and any profit realized upon the sale or other disposition thereof shall be credited to such Fund and any loss shall be charged thereto. The Trustee shall not be liable for any loss suffered in connection with any investment of funds made by it in accordance with this section.

(b) Permitted Investments. (1) The term "Permitted Investments" means (i) obligations issued or guaranteed by the United states, or any agency of the United states, (ii) "tax exempt bonds" as defined in IRC §150(a)(6), rated at least AA or Aa by Standard & Poor's Corporation ("S&P") and Moody's Investors Services, Inc., respectively, or the equivalent by any other nationally recognized rating agency at the time of acquisition thereof (and AA by S&P if rated by S&P) or shares of a so-called money market or mutual fund that do not constitute "investment property" within the meaning of IRC §148(b)(2), provided either that the fund has all of its assets invested in obligations of such rating quality or, if such obligations are not so rated, that the fund has comparable creditworthiness through insurance or otherwise and which fund is rated AAm or AAm-G if rated by S&P, all of the foregoing certified to the Trustee by the Borrower, and (iii) certificates of deposit of, banker's acceptances drawn on and accelerated by, and interest bearing deposit accounts of, a bank or trust company which has a capital and surplus of not less than $50,000,000. Any such investments may be purchased from or through the Trustee.

(2) Notwithstanding the immediately preceding paragraph Permitted Investments shall not include the following:

(A) obligations issued or guaranteed by the United states or any agency of the United States, certificates of deposit and bankers' acceptances, in each case with yields lower than the yield available on comparable obligations then offered by the United states Treasury; and
(B) any demand deposit or similar account with a hank, trust company or broker, unless (i) the account is used for holding funds for a short period of time until such funds are reinvested or spent, (ii) substantially all the funds in the account are withdrawn for reinvestment or expenditure within five (5) business days of their deposit therein, and (iii) the average daily balance of all such accounts during any calendar month does not exceed in the aggregate $250,000.

Any of the requirements of this paragraph (2) shall not apply to moneys allocable to the Bonds as to which the Trustee and the Agency shall have received an opinion of nationally recognized bond counsel to the effect that such requirements are not necessary to preserve the exclusion of interest on the series of Bonds from the gross income of the owner thereof for federal income tax purposes. Permitted Investments shall not include any investment that would cause any of the Bonds to be federally guaranteed within the meaning of IRC §149(b).

(c) Security interests in investments pursuant to Subsection 307(b) shall be perfected in such manner as may be provided by law. In any case, however, if the underlying securities or the securities subject to the security interest are certificated securities (as opposed to uncertificated or book entry securities), they shall be delivered to the Agency in the case of a Fund in the custody of the Agency, or to the Trustee in the case of a Fund in the custody of the Trustee, or to a depository satisfactory to the Agency or the Trustee, as the case may be, either as agent for the Agency or the Trustee or as bailee with appropriate instructions and acknowledgement, at the time of or prior to the investment, or, if the security interest is perfected without delivery, delivery shall be made within three (3) Business Days. Possession by the Trustee of the security for an obligation of the Trustee shall not be deemed to satisfy the requirements of this subsection unless there is an opinion of counsel satisfactory to the Agency to the effect that such possession satisfies the requirements of this subsection.

(d) The Trustee may hold undivided interests in-Permitted Investments for more than one Fund (for which they are eligible) and may make interfund transfers in kind.

Section 308. Tax-Exempt Status of Bonds. The Borrower will perform its obligations and agreements contained in the Federal Tax Statement as if they were set forth herein. The Agency agrees to comply with the covenants contained in the no arbitrage certificate delivered by the Agency in connection with the original delivery of the Bonds.

Section 309. Rebate Fund.

(a) Establishment and Purpose. A Rebate Fund shall be established by the Trustee for the purpose of complying with IRC Section 148(f) and the regulations thereunder (the "Rebate Provision"). Amounts 1n the Rebate Fund shall not be available to pay principal, interest, or redemption premium on the Bonds. Within forty-five (45) days after the close of each Bond Year (or any earlier date that may be necessary to make a required payment to the United States under Subsection 309(d», the Borrower shall compute and certify to the Agency and the Trustee in reasonable detail the amount of the Excess (as defined In Subsection 309(c)), if any, for the Bonds as of the close of such Bond Year, and notwithstanding any provision of the Agreement to the contrary, the Borrower shall pay to the Trustee for deposit into the Rebate Fund any amount necessary to make the amount in the Rebate Fund equal to the Excess. For purposes of this subsection and subsection (b), (i) computations of Excess shall be made as if the last day of the applicable Bond Year were an "installment computation date" within the meaning of Temp. Treas. Reg. §1.148-8T(b)(1)(ii), or any successor regulation and (ii) an Excess shall not be less than zero.

(b) Excess in Rebate Fund. If at the close of any Bond Year, the amount in the Rebate Fund exceeds the amount of the Excess, upon certification thereof 1n reasonable detail by the Borrower to the Trustee, such excess shall promptly be paid to the Borrower.

(c) Excess. "Excess" means the sum of

(i) the excess of

(A) the aggregate amount earned on all Nonpurpose Investments (other than investments attributable to an excess described in this subparagraph) attributable to the Gross Proceeds of the Bonds and, but only to the extent described below, the Bond Fund over

(B) the amount which would have been earned if such Nonpurpose Investments were invested at a rate equal to the yield (determined in accordance with the Rebate Provision) on the Bonds, plus
(ii) any income attributable to the Excess described in subparagraph (i) above.

The amount of any calculated Excess shall be reduced by any payments made to the United States pursuant to Subsection 309(d). The terms "Nonpurpose Investment" and "Gross Proceeds" shall have the meanings given in the Rebate Provision and shall be applied as provided therein. Earnings on amounts deposited in the Bond Fund shall be excluded from the calculation of any Excess if the gross earnings on such amounts for the Bond Year are less than $100,000 (or a pro rata portion of $100,000 in the case of a short Bona-Year for the Bonds).

(d) Payment of Rebate to the United States. (i) No later than sixty (60) days after the close of the fifth Bond Year following the date of issue of the Bonds (or any earlier date that may be required to comply with the Rebate Provision) and the close of each fifth Bond Year thereafter, the Trustee shall pay from the Rebate Fund to the United states on behalf of the Agency the full amount then required to be paid under the Rebate Provision as certified and directed by the Borrower in accordance with paragraph 309(d)(ii). Within sixty (60) days after the Bonds have been paid in full, the Trustee shall pay to the United states from the Rebate Fund on behalf of the Agency the full amount then required to be paid under the Rebate Provision as certified by the Borrower in accordance with Paragraph 309(d)(ii). Each such payment shall be made to the Internal Revenue Service Center, Philadelphia, Pennsylvania, 19255 or any successor location specified by the Internal Revenue Service, accompanied by a Form 8038-T (or other similar information reporting form) furnished to the Trustee by the Borrower. If on any Rebate payment Date (as defined below) the amount in the Rebate Fund will be insufficient to pay the amount required to be paid under the Rebate Provision, the Borrower shall pay the amount of such deficiency to the Trustee for deposit into the Rebate Fund prior to the Rebate Payment Date.

(ii) No later than fifteen (15) days prior to each date on which a payment could become due under Paragraph 309(d)(i) (a "Rebate Payment Date”), the Borrower shall deliver to the Trustee a certificate either summarizing the determination that no amount is required to be paid or specifying the amount then required to be paid pursuant to Paragraph 309(d)(i); and if the certificate specifies an amount to be paid, the Trustee shall make such payment on the Rebate Payment Date from the Rebate Fund.

(iii) No earlier than sixty days or later than thirty-five days before each Rebate Payment Date the Trustee shall notify the Borrower by registered or certified mail, postage prepaid or by telegram, of the requirements of this subsection (d).

(e) Records. The Borrower and Trustee shall keep such records as will enable them to fulfill their responsibilities under this section and shall retain such records for at least six years following final payment of the Bonds. For purposes of the computations required by subsections (a) and (d), the Trustee shall upon request furnish to the Borrower and the Agency all information in the Trustee's control which is necessary for such computations.

(f) No Liability. The Trustee assumes no responsibility whatsoever for compliance by the Borrower or the Issuer with the requirements of IRC Section 148(f). Each of the Borrower and the Agency expressly agrees that (notwithstanding any other provision of this Agreement) any failure of the Trustee to give any such notice, for any reason whatsoever, shall not cause the Trustee to be responsible for any failure of the Borrower or the Agency to comply with the requirements of said Section 148(f). The Trustee shall not be responsible for making the calculations required to be made pursuant to this Section, nor shall it have any responsibility to review the correctness or accuracy of the calculations or for determining whether the investment directions given by the Borrower comply with IRC Section 148(f).

(g) Interpretation of this Section. The purpose of this Section 309 is to satisfy the requirements of the Rebate Provision. . Accordingly, this Section shall be construed so as to meet such requirements. The Borrower covenants that all action taken under this Section shall be taken in a manner that complies with the Rebate Provision and that it shall neither take any action nor omit to take any action that would cause the Bonds to be arbitrage bonds by reason of-the failure to comply with the Rebate Provision.

(h) Prompt Expenditure of Proceeds. The Borrower may exclude from its computation of an Excess required by Subsection 309(a) any Gross Proceeds that are not subject to rebate pursuant to IRC Section 148(f)(4)(B).

(i) Compliance by the Borrower. To the extent amounts in the Rebate Fund are insufficient to make any payment of rebatable arbitrage due to the United States under the Rebate Provision, the Borrower shall be liable for that deficiency. To the extent any payment of rebatable arbitrage is not timely made to the United States, the Borrower shall pay to the United States on behalf of the Agency any correction amount, interest, penalty, or other amount necessary to prevent the Bonds from becoming arbitrage bonds within the meaning of IRC Section 148. The Borrower covenants that to the extent necessary it shall obtain the advice and assistance of experts to aid it in complying with the Rebate Provision.

(j) Trustee's Actions. The Trustee shall be deemed conclusively to have complied with the provisions of subsections (b) and (d) if it makes payments in accordance with the certifications and directions of the Borrower provided in accordance with such subsections. The Trustee shall not be required to take any actions required under subsections (b) and (d) in the absence of such certifications of the Borrower.

ARTICLE IV: THE PROJECT

Section 401. Compliance with Law. In the acquisition, construction, maintenance, improvement and operation of the project, the Borrower will comply in all material respects with all applicable building, zoning, subdivision, environmental protection, sanitary and safety and other land use laws, rules and regulations and will not permit any nuisance thereon. It shall not be a breach of this section if the Borrower fails to comply with such laws, rules and regulations during any period in which the Borrower shall in good faith be diligently contesting the validity thereof.

Section 402. Disposition. Without the prior consent of the Trustee and the Agency, the Borrower will not sell, lease or otherwise dispose of, or place any other person in possession of, the real property included in the Project or any portion thereof or interest therein if the effect of any such sale, lease or other disposition or change in possession would materially interfere with the operations of the Borrower and the Project or make any material change in the purposes for which the Project is used.

Section 403. Current Expenses. The Borrower will pay all costs and expenses of operation, maintenance and upkeep of the Project including without limitation all taxes, excises and other governmental charges lawfully levied thereon or with respect to the Borrower's interest therein or use thereof. It shall not be a breach of this subsection if the Borrower fails to pay any such taxes or charges during any period in which the Borrower shall in good faith be diligently contesting the validity or amount thereof, unless the procedures applicable to such contest require payment thereof and proceedings for their refund or abatement.

Section 404. Repair. The Borrower will keep the Project in good order, repair an condition, damage from casualty expressly not excepted, and not permit or commit waste thereon. The Borrower may at its own expense alter, remodel or improve the Project, provided that such alteration or remodeling shall not damage the basic structure thereof or materially decrease its value or cause the Project to violate zoning or other land use restrictions.

Section 405. Insurance.

(a) Coverage. The Borrower will maintain insurance against liability for injuries to and death of persons in the minimum amount of $1,000,000 per occurrence and for damages to property in the minimum amount of $1,000,000 per occurrence. Any such policy may exclude the first $2,500 of loss so that the Borrower is its own insurer to that extent.

(b) Policies. All insurance policies required by Subsection 405(a) shall name the Trustee, and the Agency shall also be named on public liability policies, each as their interests may appear. A duplicate copy or certificate of each policy of insurance shall be furnished to the Trustee and, at its request, to the Agency. All insurance carried under this section shall be in the appropriate Massachusetts standard form and shall be with responsible and reputable companies authorized to transact business in Massachusetts selected by the Borrower. All policies of insurance shall contain a provision forbidding cancellation of such insurance by either the carrier or the insured until at least fifteen days after written notice of the proposed cancellation is given to the Trustee; and when any insurance is to expire other than by cancellation, the duplicate or certificate of the new policy shall be furnished to the Trustee at least twenty days before such expiration date.

Section 406. Right of Access to the Protect. The Agency and the Trustee and their respective duly authorized agents shall have the right at all reasonable times upon reasonable notice to enter upon the project for the purpose of inspection or to carry out their powers hereunder.

Section 407. Condition of the Project. The Borrower acknowledges that it is fully familiar with the physical condition of the Project and is not relying on any representation of any kind by any other party hereto or any Bondowner as to the nature or the condition thereof. No other parties hereto nor any Bondowner shall be liable to the Borrower or to any other person for any latent or patent defect in the Project.

ARTICLE V: COVENANTS OF THE BORROWER

Section 501. Amendment. The provisions of this Article V may be amended by the Borrower and the Trustee (with the consent of the Bondowners if required by Section 1001) without the consent of the Agency.

Section 502. Financial Statements. The Borrower shall furnish to trustee (except in any particular instance as may be waived, in advance or otherwise, in writing by the Trustee): within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet as of the end of such period, and related consolidated statements of operations and retained earnings and cash flows for such year of the Borrower, in reasonable detail, setting forth in each case in comparative form the corresponding figures for the preceding year, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (or with changes expressly acquiesced in by the Borrower's independent public accountants) accompanied by an opinion of nationally recognized independent public accountants selected by the Borrower.

Section 503. (a) Corporate Existence. The Borrower will maintain its corporate existence and good standing and qualification to do business in the Commonwealth and will not, without the prior consent of the Agency except as permitted under Subsection 503(b), merge or consolidate with any other person or transfer or dispose of all or any substantial portion of its assets.

(b) Merger or Consolidation. The Borrower will not merge or consolidate with any other person or entity unless (x) the Borrower is the surviving entity and will not be in default hereunder immediately after such merger or consolidation or, (y) the surviving entity, if other than the Borrower, shall assume all of the Borrower's obligations hereunder effective immediately upon such merger or consolidation and, upon such assumption, the surviving entity will not be in default hereunder and, the net worth of the surviving entity immediately after such merger or consolidation shall be equal to or exceed the net worth of the Borrower immediately prior to such merger or consolidation, all as certified to the Trustee by the surviving entity.

ARTICLE VI: DEFAULT AND REMEDIES

Section 601. Events of Default. "Event of Default" In this Agreement means anyone of the following events and "default" means any Event of Default without regard to any lapse of time or notice:

(a) Debt Service. Any principal of, or interest or premium, if any, on any Bond shall not be paid or the Borrower shall fall to make any payment or prepayment required under Subsection 304(a) within three days after the same becomes due and payable, whether at maturity, by acceleration, pursuant to any prepayment requirement or otherwise.

(b) Certain Obligations. The Borrower shall fail to make any other payment required hereunder to the Trustee or any Bondowner and such failure is not remedied within seven days after written notice thereof is given by the Trustee to the Borrower; or the Borrower shall fail to observe or perform any of its other obligations under this Agreement and such failure is not remedied within thirty days after notice thereof is given by the Trustee to the Borrower.

(c) Representations. Any representation or warranty made by the Borrower herein or in any document or instrument furnished to the Bondowners in connection with the initial purchase of the Bonds or pursuant to this Agreement is false or misleading in any material respect on the date it was intended to be effective.

(d) Other Borrowings. The Borrower shall default in the payment of any material obligations aggregating at least $500,000 for borrowed money, including without limitation leases which should be capitalized in accordance with generally accepted accounting principles and guarantees and other contingent obligations in respect of obligations for borrowed money of others, beyond any applicable grace period, or fail to observe or perform any provision contained in any instrument evidencing, relating to or securing any such obligation, which default or failure causes such obligation to become due prior to its stated maturity and such default or failure is not waived.

(e) Voluntary Bankruptcy. The Borrower shall commence a voluntary case under the federal bankruptcy laws, or shall admit in writing its insolvency or its inability to pay its debts as they become due, or shall make an assignment for the benefit of creditors, or shall apply for, consent to or acquiesce in the appointment of, or taking possession by, a trustee, receiver, custodian or similar official or agent for itself or any substantial part of its property or shall generally not pay its debts as they become due.

(f) Appointment of Receiver. A trustee, receiver, custodian or similar official or agent shall be appointed for the Borrower or any substantial part of its property.

(g) Involuntary Bankruptcy. The Borrower shall have an order or decree for relief in an involuntary case under the federal bankruptcy laws entered against it, or a petition seeking reorganization, readjustment, arrangement, composition, or other similar relief as to it under the federal bankruptcy laws or any similar law for the relief of debtors shall be brought against it and shall be consented to by it or shall remain undismissed for ninety days.

(h) Judgments. One or more final judgments not subject to appeal or extension for payment of money exceeding in the aggregate $2,000,000 in excess of the amount of insurance coverage available therefore shall be rendered against the Borrower and shall remain undischarged for a period of sixty days during which execution shall not be effectively stayed.

Section 602. Waiver. Any default and the consequences thereof, including any acceleration, may be waived by the Bondowners with notice to the Trustee and the Agency, provided that no such waiver shall affect the right of the Agency to enforce any of its rights hereunder which have not been assigned to the Trustee.

Section 603. Remedies for Events of Default. If an Event of Default exists, the Trustee may exercise any or all of the following remedies:

(a) Acceleration. The Trustee may by written notice to the Borrower and the Agency declare immediately due and payable the then outstanding principal amount of the Bonds and the payments to be made by the Borrower therefor, and accrued interest on the foregoing, whereupon the same shall become immediately due and payable without any further action or notice.

(b) Rights as a Secured Party. The Trustee may exercise all of the rights and remedies of a secured party under the UCC with respect to any property as to which a security interest has been granted hereunder which is or may be treated as collateral under the UCC.

(c) Court Proceedings. The Trustee may enforce the provisions of this Agreement by legal proceedings for the specific performance of any obligation contained herein or for the enforcement of any other appropriate legal or equitable remedy, and may recover damages caused by any breach by the Borrower of the provisions hereof, including court costs, reasonable attorney's fees and other costs and expenses incurred in enforcing the obligations of the Borrower hereunder.

Section 604. Application of Money Collected. Any money collected by the Trustee pursuant to this Article together with any other funds pledged as security hereunder, less all charges and expenses of the Trustee and the Agency in connection therewith shall be applied (i) to payment into the Rebate Fund of an amount equal to the difference, if any, between the amount then on deposit and the amount that would be required to be paid to the United States under Subsection 309(d) if the Bonds were paid In full, (ii) then as provided in Section 303 and (iii) then to the Borrower without interest except as may otherwise be required by law.

Section 605. Performance of the Borrower's Obligations. If the Borrower shall fail to pay or perform any obligation under this Agreement the Trustee or the Agency may pay or perform such obligation in its own name. The reasonable cost of any such action by the Trustee or the Agency shall be paid or reimbursed by the Borrower with interest at the rate specified in Section 702.

Section 606. Remedies Cumulative. The rights and remedies under this Agreement shall be cumulative and shall not exclude any other rights and remedies allowed by law, provided there is no duplication of recovery. The failure to insist upon a strict performance of any obligation of the Borrower or to exercise any remedy for any violation thereof shall not be taken as a waiver for the future of the right to insist upon strict performance by the Borrower or of the right to exercise any remedy for the violation.

ARTICLE VII: THE TRUSTEE

Section 701. Rights and Duties of the Trustee.

(a) Moneys to be Held in Trust. All moneys deposited with the Trustee-under this Agreement shall be held by the Trustee in trust and applied subject to the provisions of this Agreement, but need not be segregated from other funds except as required by law.

(b) Accounts. The Trustee will keep proper accounts of its transactions hereunder (separate from its other accounts), which shall be open to inspection by the Agency, the Borrower, any Bondowner and their representatives duly .authorized in writing.

(c) Performance of the Agency's Obligations. If the Agency shall fail to perform any obligation under this Agreement, the Trustee may take whatever legal proceedings may be required to compel full performance by the Agency thereof, and in addition, the Trustee may, to whatever extent it deems appropriate for the protection of the Bondowners, itself or the Borrower, perform any such obligation in the name of the Agency and on its behalf.

(d) Limitations on Actions. The Trustee shall not be required to monitor the financial condition of the Borrower or the physical condition of the Project and, unless otherwise expressly provided, shall not have any responsibility with respect to notices, certificates or other documents filed with it hereunder. Upon a failure of the Borrower to make a payment required of it under Subsection 304(a) within seven days after the same becomes due and payable, the Trustee .shall give notice to the Bondowners. The Trustee shall not be required to take notice of any other breach or default except when given written notice thereof by the owners of at least twenty-five per cent in principal amount of the Outstanding Bonds. The Trustee shall give default notice under Subsection 601(b) when instructed to do so by the written direction of the owners of at least twenty-five per cent in principal amount of the Outstanding Bonds. The Trustee shall proceed under Sections 603 and 604 for the benefit of the Bondowners in accordance with the written direction of the owners of a majority in principal amount of the Outstanding Bonds. The Trustee shall not be required, however, to take any remedial action (other than the giving of notice) unless indemnity reasonably satisfactory to it is furnished for any expense or liability to be incurred therein. The Trustee shall be entitled to reimbursement pursuant to Section 702 to the extent that it acts without previously obtaining full indemnity.

The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement; and no implied agreements or obligations shall be read into this Agreement against the Trustee.

Upon receipt of notice, direction, instruction and indemnity as provided above and after making such investigation, if any, as it deems appropriate to verify the occurrence of any event of default of which it is notified by the Bondowners, the Trustee will promptly pursue the remedy provided by this Agreement or any of such remedies (not contrary to any such direction) as it deems appropriate for the protection of the Bondowners, and in its actions under this sentence, the Trustee will act for the protection of the Bondowners with the same promptness and prudence as would be expected of a prudent person in the conduct of such person's affairs.

(e) Responsibility. The Trustee shall be entitled to the advice of counsel (who may. be counsel for any party or for any Bondowner) and shall be wholly protected as to any action taken or omitted to be taken in good faith in reliance on such advice. The Trustee may rely conclusively on any notice, certificate or other document furnished to it under this Agreement and reasonably believed by it to be genuine. The Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or power conferred upon it, or in good faith omitted to be taken by it and reasonably believed to be beyond such discretion or power, or taken by it pursuant to any direction or instruction by which it is governed under this Agreement or omitted to be taken by it by reason of the lack of direction or instruction required for such action under this Agreement or be responsible for the consequences of any error of judgment reasonably made by it. When any payment or consent or other action by the Trustee is called for by this Agreement, the Trustee may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof. A permissive right or power to act shall not be construed as a requirement to act, and no delay in the exercise of a right or power shall affect the subsequent exercise thereof. The Trustee shall in no event be liable for the application or misapplication of funds, or for other acts or defaults, by any person or entity except by its own directors, officers and employees. No recourse shall be had by the Borrower, the Agency or any Bondowner for any claim based on this Agreement or the Bonds against any director, officer, employee or agent of the Trustee unless such claim is based upon the intentional misconduct, bad faith, fraud or deceit of such person. For purposes of this Agreement, matters shall not be considered to be known to the Trustee unless an officer in its corporate trust division has actual knowledge thereof.

(f) Financial Obligations. Nothing contained in this Agreement shall in any way obligate the Trustee to pay any debt or meet any financial obligations to any person in relation to tile Project except from moneys received under the provisions of this Agreement or from the exercise of the Trustee's rights hereunder other than moneys received for its own purposes.

(g) Ownership of Bonds. The Trustee or any affiliate of the Trustee may be or become the owner of Bonds with the same rights as if it were not Trustee.

(h) Surety Bond. The Trustee shall not be required to furnish any bond or surety.

Section 702. Fees and Expenses of the Trustee. The Borrower will pay to the Trustee reasonable compensation for its services and prepay or reimburse the Trustee for its reasonable expenses and disbursements, including attorney's fees, hereunder. Any fees, expenses, reimbursements or other charges which the Trustee may be entitled to receive from the Borrower hereunder, if not paid when due, shall bear interest greater of the (x) "Base Rate" of The First National Bank of Boston and (y) the federal funds rate, and if not otherwise paid, shall be a first lien upon any moneys or other property then or thereafter held hereunder by the Trustee. The Trustee may apply any such moneys to any of the foregoing items, and immediately upon such application, the Borrower shall be obligated to restore the moneys so applied.

Section 703. Resignation or Removal of the Trustee. The Trustee may resign on not less than thirty days' written notice to the Agency, the Borrower and the Bondowners, but such resignation shall not take effect until a successor has been appointed. If no successor is appointed within sixty days after the date of notice of resignation, the Trustee may appoint its own successor with notice to the Agency, the Bondowners and the Borrower, provided such successor meets the qualifications under Section 704. The Trustee may be removed by written notice from the Bondowners to the Trustee, the Agency and the Borrower.

Section 704. Successor Trustee. Any corporation or association which succeeds to the corporate trust business of the Trustee as a whole or substantially as a whole, whether by sale, merger, consolidation or otherwise, shall thereby become vested with all the property, rights and powers of the Trustee under this Agreement, without any further act or conveyance.

In the event of the resignation or removal of the Trustee or a vacancy from any other cause, a successor may be appointed by written notice from the Bondowners to the Agency and the Borrower. Any successor Trustee appointed under this section shall be a bank or trust company eligible to serve as Trustee under the Act having a capital and surplus of not less than $25,000,000. Any such successor Trustee shall notify the Agency, the Borrower and the Bondowners of its acceptance of the appointment and, upon giving such notice, shall become Trustee, vested with all the property, rights and powers of the Trustee hereunder, without any further act or conveyance. Such successor Trustee shall execute, deliver, record and file such instruments as are required to confirm or perfect its succession hereunder, and any predecessor Trustee shall from time to time execute, deliver, record and file such instruments as the incumbent Trustee may reasonably require to confirm or perfect any succession hereunder.

ARTICLE VIII: THE AGENCY

Section 801. Rights and Duties of the Agency.

(a) Remedies of the Agency. Notwithstanding any contrary provision in this Agreement, the Agency shall have the right to take any action or make any decision with respect to proceedings for indemnity against the liability of the Agency and its personnel and for collection or reimbursement from sources other than moneys or property held under this Agreement or subject to the lien hereof. The Agency may enforce its rights under this Agreement which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or for the enforcement of any other appropriate legal or equitable remedy, and may recover damages caused by any material breach by the Borrower of its obligations to the Agency under this Agreement, including court costs, reasonable attorney's fees and other costs and expenses incurred in enforcing such obligations.

(b) Limitations on Actions. The Agency shall not be required to monitor the financial condition of the Borrower or the physical condition of the Project and, unless otherwise expressly provided, shall not have any responsibility with respect to notices, certificates or other documents filed with it hereunder. The Agency shall not be required to take notice of any breach or default except when given notice thereof by the Trustee or the Bondowners, as the case may be. The Agency shall not be responsible for the payment of any rebate to the United states under IRC §148(f), except with respect to moneys and investments held for its own account. The Agency shall not be required to take any action unless indemnity reasonably satisfactory to it is furnished for expenses or liability to be incurred therein (other than the giving of notice). The Agency, upon written request of the Bondowners or the Trustee, and upon receipt of reasonable indemnity for expenses or liability, shall cooperate to the extent reasonably necessary to enable the Trustee to exercise any power granted to the Trustee by this Agreement. The Agency shall be entitled to reimbursement pursuant to Section 802 to the extent that it acts without previously obtaining full indemnity.

(c) Responsibility. The Agency shall be entitled to the advice of counsel (who may be counsel for any party or for any Bondowner) and shall be wholly protected as to any action taken or omitted to be taken in good faith in reliance on such advice. The Agency may rely conclusively on any notice, certificate or other document furnished to it under this Agreement and reasonably believed by it to be genuine. The Agency shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or power conferred upon it, or in good faith omitted to be taken by it and reasonably believed to be beyond such discretion or power, or taken by it pursuant to any direction or instruction by which it is governed under this Agreement or omitted to be taken by it by reason of the lack of direction or instruction required for such action under this Agreement, or be responsible for the, consequences of any error of judgment reasonably made by it. When any payment, consent or other action by the Agency is called for by this Agreement, the Agency may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof. A permissive right or power to act shall not be construed as a requirement to act, and no delay in the exercise of a right or power shall affect the subsequent exercise thereof. The Agency shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person or entity except by its own directors, officers, employees or agents. No recourse shall be had by the Borrower, the Trustee or any Bondowner for any claim based on this Agreement or the Bonds against any director, officer, employee or agent of the Agency unless such claim is based upon the willful dishonesty, intentional misconduct or intentional violation of law of such person. No covenant, obligation or agreement of the Agency contained in this Agreement shall be deemed to be a covenant, obligation or agreement of any present or future director, officer, employee or agent of the Agency in his or her individual capacity, and no person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

(d) Financial Obligations. Nothing contained in this Agreement shall in any way obligate the Agency to pay any debt or meet any financial obligations to any person at any time in relation to the project except from moneys received under the provisions of this Agreement or from the exercise of the Agency's rights hereunder; provided, however, that nothing contained in this Agreement shall in any way obligate the Agency to pay such debts or meet such financial obligations from moneys received for the Agency's own purposes.

Section 802. _Expenses of the Agency. The Borrower shall prepay or reimburse he Agency on demand for all administrative fees and reasonable expenses (including reasonable attorney's fees) charged or incurred by the Agency in connection with the issuance of the Bonds and all expenses reasonably incurred or advances reasonably made in the exercise of the Agency's rights or the performance of its obligations hereunder. Any fees, expenses, reimbursements or other charges which the Agency may be entitled to receive from the Borrower hereunder, if not paid when due, shall bear interest at the Base Rate specified in Section 702.

Section 803. Representations and Warranties of the Agency. By acceptance hereto, the Agency represents and warrants as follows:

(a) Establishment and Power. The Agency is a body politic and corporate and a political instrumentality of Massachusetts established under Chapter 23A of the Massachusetts General Laws, with the power under and pursuant to the Act, to execute, and deliver this, Agreement and to perform its obligations under each of them and to issue and sell the Bonds pursuant to this Agreement.

(b) Authority and Enforceability. The Agency has taken all necessary action and has complied with all provisions of the Massachusetts Constitution and the Act, including but not limited to the making of the findings required by Section 12 of Chapter 40D, required to make this Agreement and the Bonds the valid obligations of the Agency which they purport to be; and, when executed and delivered by the parties thereto, this Agreement will constitute a valid and binding agreement of the Agency, enforceable against the Agency in accordance with its terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied.

(c) The Bonds. When delivered to and paid for by the purchasers in accordance with the terms of this Agreement, the Bonds will constitute valid and binding limited obligations of the Agency enforceable in accordance with their terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied, and will be entitled to the benefits of this Agreement.

(d) No Representation as to Tax Exemption. The Agency makes no representation or warranty that interest on the Bonds is or will continue to be exempt from federal or state income taxation.

Section 804. Additional Agreements of the Borrower with the Agency. To induce the Agency to execute and deliver this Agreement and to issue and sell the Bonds, the Borrower represents to and agrees with the Agency as follows:

(a) Project a "Project". The Project is, and so long as the Bonds are outstanding will be used in such manner as to be, included within the definition of a "project" in the Act, as the Act is in effect either on the date hereof or at the time of the determination; provided, however, that the foregoing shall not limit the right of the Trustee to exercise any remedy under this Agreement or the use which may be made of the Project upon such exercise. The Borrower shall complete the Project substantially in accordance with the Project Information Statement relating thereto furnished to the Agency, subject to such changes as the Agency may approve.

(b) Inducement. The approval of a loan from the Agency of the proceeds of the Bonds induced the Borrower to undertake the Project. If a sign or other advertising material is posted or maintained at or about the Project site indicating that funds for the project are being provided by a Bondowner or otherwise indicating ownership or sponsorship of the Project, such sign shall indicate with equal prominence that financing for the Project has been provided by revenue bonds issued by the Agency.

(c) Indemnification; Disclosure. The Borrower shall (i) defend, indemnify and hold the Agency and its directors, officers, employees and agents harmless from and against any and all losses, costs, expenses, claims, actions, damages and liabilities (as and when the same may be incurred or suffered) arising out of or connected with representations made or materials furnished by the Borrower to anyone in connection with the issuance, sale or any resale of the Bonds, or the accuracy or completeness thereof, and (ii) comply with any information disclosure requirements which may be applicable to the Borrower under federal or state securities laws in respect of any such resale of the Bonds.

(d) Use of the Project. In the acquisition, construction, equipping, maintenance, improvement and operation of the Project, the Borrower shall at all times comply in all material respects with all applicable building, zoning and land use, environmental protection, sanitary and safety and other laws, rules and regulations and shall not permit a nuisance thereon; but it shall not be a breach of this Section if the Borrower fails to comply with such laws, rules and regulations during any period in which the Borrower shall in good faith be diligently contesting the validity thereof.

ARTICLE IX: THE BONDOWNERS

Section 901. Action by Bondowners. Any request, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by the Bondowners shall, except as otherwise expressly provided, require the concurrence of the Registered Owners of Bonds representing more than fifty per cent of the Outstanding principal amount of the Bonds and may be contained in and evidenced by one or more writings of substantially the same tenor signed by such Bondowners or their authorized representatives. In taking or refraining from any such actions, each Bondowner may act in its sole and absolute discretion. Proof of the execution of any such instrument, or of an instrument appointing any such attorney, shall be sufficient for any purpose of this Agreement (except as otherwise herein expressly provided) if made in the following manner, but the Agency or the Trustee may nevertheless in its discretion require further or other proof in cases where it deems the same desirable:

(i) The fact and date of the execution by any Bondowner or his attorney of such instrument may be proved by the certificate, which need not be acknowledged or verified, of an officer of a bank or trust company satisfactory to the Agency or to the Trustee or of any notary public or other officer authorized to take acknowledgments of deeds to be recorded in the state in which he purports to act, that the person signing such request or other instrument acknowledged to him the execution thereof, or by an affidavit of a witness of such execution, duly sworn to before such notary public or other officer.

(ii) The authority of the person or persons executing any such instrument on behalf of a corporate Bondowner may be established without further proof if such instrument is signed by a person purporting to be the president or a vice president of such corporation with a corporate seal affixed and attested by a person purporting to be its clerk or secretary or an assistant clerk or secretary.

The ownership of Bonds and the amount, numbers and other identification, and date of holding the same shall be proved by the registration books.

Any request, consent or vote of the owner of any bond shall bind all future owners of such Bond. Bonds owned or held by or for the account of the Agency or the Borrower shall not be deemed Outstanding Bonds for the purpose of any consent or other action by Bondowners.

Section 902. Proceedings by Bondowners. No Bondowner shall have any right to institute any legal proceedings for the enforcement of this Agreement or any remedy hereunder, unless an Event of Default has occurred and is continuing of which the Trustee is required to take notice under Subsection 701(d), the Bondowners have directed the Trustee to act and furnished the Trustee indemnity as provided therein and have afforded the Trustee reasonable opportunity to proceed, and the Trustee shall thereafter fail or refuse to take such action. Subject to the foregoing, any Bondowner may by any available legal proceedings enforce and protect its rights hereunder and under the laws of the Commonwealth.

ARTICLE X: MISCELLANEOUS

Section 1001. Amendment. This Agreement may be amended by the parties without Bondowner consent for any of the following purposes: (a) to subject additional property to the lien of this Agreement; (b) to add to the obligations of the Borrower or to surrender or limit any right or power of the Borrower; or (c) to cure any ambiguity or defect, or to add provisions which are not inconsistent with this Agreement and which in either case do not materially adversely affect the interests of the Bondowners.

Except as provided in the foregoing sentence, this Agreement may be amended by the parties only with the written consent of the Bondowners; provided, however, no amendment of this Agreement may be made without the unanimous written consent of the affected Bondowners for any of the following purposes: (1) to extend the maturity of any Bond, (2) to reduce the principal amount or interest rate of any Bond, (3) to make any Bond prepayable other than in accordance with the terms hereof, (4) to create a preference or priority of any Bond or Bonds over any other Bond or Bonds, or (5) to reduce the percentage of the outstanding principal amount of the Bonds required to be represented by the Bondowners giving their consent to any amendment.

Section 1002. Successors and Assigns. The rights and obligations of the parties to this Agreement shall inure to and be binding upon their respective successors and permitted assigns.

Section 1003. Notices. Any request, authorization, direction, notice, consent, waiver or other document provided by this Agreement shall be in writing and shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, or delivered during business hours as follows: (i) to the Agency at 75 Federal Street, Boston, Massachusetts 02110, attention of Executive Director, (ii) to the Trustee at 150 Royall Street, Canton, Massachusetts 02021, attention of Corporate Trust Division, (iii) to the Borrower at 2 Fairgrounds Road, P.O. Box 179, Nantucket, Massachusetts 02554-0179, attention of Treasurer, and (iv) to the Bondowners at their addresses appearing in the bond register, or, as to all of the foregoing, to such other address as the addressee shall have given in writing to the one giving notice. Notice hereunder may be waived prospectively or retroactively by the person entitled to the notice, but no waiver shall affect any notice requirement as to other persons.

Section 1004. Agreement Not for the Benefit of Other Parties. This Agreement is not intended for the benefit of and shall not be construed to create rights in parties other than the Agency, the Borrower, the Trustee and the Bondowners.

Section 1005. Severability. In case any provision Agreement or the Bonds shall be invalid, illegal or unenforceable, the validity, legality and enforceability remaining provisions shall not in any way be affected or impaired thereby.

Section 1006. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute one and the same instrument.

Section 1007. Captions. The captions and table of contents of this Agreement are or convenience only and shall not affect the construction hereof.

Section 1008. Governing Law. This Agreement shall be governed by the laws of the Commonwealth.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the date stated above.

                                                                            MASSACHUSETTS INDUSTRIAL FINANCE
                                                                                      AGENCY

                                                                             By: _____________________________
                                                                                         Executive Director General Counsel

                                                                              NANTUCKET ELECTRIC COMPANY

                                                                              By: _____________________________
                                                                                     Name:
                                                                                    Title:

                                                                              THE FIRST NATIONAL DANK OF BOSTON,
                                                                                            as Trustee

                                                                              By: ______________________________
                                                                                       Name:
                                                                                       Title: